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                                                                    EXHIBIT 99.3



                              HANOVER BANCORP, INC.

                               33 CARLISLE STREET
                           HANOVER, PENNSYLVANIA 17331


                                                          April __, 2000

To Our Shareholders:

On behalf of the Board of Directors and management, I cordially invite you to attend the 2000 Annual Meeting of Shareholders of Hanover Bancorp, Inc., the holding company for Bank of Hanover and Trust Company and HOVB Investment Co. We will hold the annual meeting at the Hanover Country Club, Lincolnway East, R.D. 1, Abbottstown, Pennsylvania, on Tuesday, May 23, 2000, at 9:30 a.m., E.S.T. Notice of the annual meeting, a proxy statement, a proxy, an annual meeting reservation form and the 1999 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 1999, of Hanover Bancorp, Inc. are enclosed with this letter. In addition, we enclose the 1999 Annual Report including the Annual Report on Form 10-K of Sterling Financial Corporation. We hope you will take the opportunity to carefully review these materials.

At the annual meeting of shareholders, you will be asked to approve the agreement and plan of merger providing for the merger of the Corporation into Sterling, the possible adjournment of the meeting to solicit more proxies, the election of three directors to hold office for a three-year term and to transact such other business that may properly come before the meeting. There will also be a report to shareholders as to the affairs of the Corporation and its subsidiaries.

We strongly encourage you to vote your shares whether or not you plan to attend the meeting. It is very important that you mark, sign, date and return the enclosed proxy promptly. If you plan to attend the meeting, please return the reservation form along with your proxy. A postage paid business reply envelope is provided for your convenience. If you attend the meeting and wish to vote in person, but have already returned a proxy, you must give written notice to the Secretary of the Corporation so that your proxy will be replaced by any ballot that you submit at the meeting.

                                                      Very truly yours,



                                                      Terrence L. Hormel
                                                      Chairman of the Board